SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
7931 S. Broadway, #314
Littleton, CO 80122
(303) 480-5037 FAX (303) 379-5394

January 21, 2009

United States Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N. W.
Washington D.C. 20549

Re: Henry County Plywood Corporation

Dear Sirs/Madams:

The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to audit the financial statements of Henry County Plywood Corporation. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Henry County Plywood Corporation s statements included under Item 4 of its Form 8-K dated January 21, 2009, and we agree with such statements as they relate to us, except that we have no basis to agree or disagree with the statement regarding the board s approval to dismiss our firm, and with the other statements of the Company in the remainder of the Current Report on Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/s/ Schumacher & Associates, Inc.
Schumacher & Associates, Inc.